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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20649

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No.      )*
                                            -----

                           Supermercados Unimarc, S.A.
                    ----------------------------------------
                                (Name of Issuer)

                                      ADRs
                    ----------------------------------------
                         (Title of Class of Securities)

                                    868453101
                    ----------------------------------------
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of  4  Pages
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CUSIP No.  868453101                   13G                 Page  2  of  4  Pages
           ---------                                            ---    ---

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 (1)   Names of Reporting Persons.  S.S. or I.R.S. Identification Nos. of Above
       Persons
                    BEA Associates
                    13-3580284
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 (2)   Check the Appropriate Box if a Member      (a)  / /
       of a Group*                                (b)  / /
--------------------------------------------------------------------------------
 (3)   SEC Use Only

--------------------------------------------------------------------------------
 (4)   Citizenship or Place of Organization
                                             New York, USA
--------------------------------------------------------------------------------
Number of Shares              (5)  Sole Voting
 Beneficially                        Power                  492,500
 Owned by                     --------------------------------------------------
 Each Reporting               (6)  Shared Voting
 Person With                         Power                     0
                              --------------------------------------------------
                              (7)  Sole Dispositive
                                     Power                  492,500
                              --------------------------------------------------
                              (8)  Shared Dispositive
                                     Power                     0
--------------------------------------------------------------------------------
 (9)   Aggregate Amount Beneficially Owned by Each Reporting Person

--------------------------------------------------------------------------------
(10)   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11)   Percent of Class Represented by Amount in Row (9)
                                                             12.24%
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(12)   Type of Reporting Person*
                                             Investment Adviser
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                           Page  3  of  4  Pages
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ITEM 1(A).   NAME OF ISSUER
                           Supermercados Unimarc, S.A.
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ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
          Avda. Presidente Eduardo Frei, Mantalra 1380  Santiago, Chile
--------------------------------------------------------------------------------

ITEM 2(A).   NAME OF PERSON(S) FILING
                                 BEA Associates
--------------------------------------------------------------------------------

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                     153 E. 53rd Street, New York, NY  10022
--------------------------------------------------------------------------------

ITEM 2(C).   Citizenship
                                       USA
--------------------------------------------------------------------------------

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                          American Depositary Receipts
--------------------------------------------------------------------------------

ITEM 2(E).   CUSIP NUMBER
                                    868453101
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a)  / /   Broker or Dealer registered under Section 15 of the Act

    (b)  / /   Bank as defined in section 3(a)(6) of the Act

    (c)  / /   Insurance Company as defined in section 3(a)(19) of the Act

    (d)  / /   Investment Company registered under section 8 of the Investment
               Company Act

    (e)  /X/   Investment Adviser registered under section 203 of the Investment
               Advisers Act of 1940

    (f)  / /   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g)  / /   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
               (Note:  See Item 7)

    (h)  / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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                                                           Page  4  of  4  Pages
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ITEM 4.      OWNERSHIP

    (a)   Amount Beneficially Owned:
                                     492,500
--------------------------------------------------------------------------------

    (b)   Percent of Class:
                                     12.24%
--------------------------------------------------------------------------------

    (c)   Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote
                                                                      492,500
                    ------------------------------------------------------------
             (ii)   shared power to vote or to direct the vote
                                                                         0
                    ------------------------------------------------------------
            (iii)   sole power to dispose or to direct the
                    disposition of
                                                                      492,500
                    ------------------------------------------------------------
             (iv)   shared power to dispose or to direct the
                    disposition of
                                                                         0
                    ------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following.    / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                                                                             N/A
--------------------------------------------------------------------------------

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                                                                             N/A
--------------------------------------------------------------------------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                               Investment Adviser
--------------------------------------------------------------------------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                                       N/A
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ITEM 10.  CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    August 7, 1997
                                        ----------------------------------------
                                        (Date)

                                        /s/ Hal Liebes
                                        ----------------------------------------
                                        (Signature)

                                        Hal Liebes / General Counsel
                                        ----------------------------------------
                                        (Name/Title)